Exhibit 1.2

ADO Properties S.A. Published Offer Document for the Voluntary Takeover of ADLER Real Estate Aktiengesellschaft

The issuer is solely responsible for the content of this announcement.

THIS ANNOUNCEMENT IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO THE UNITED STATES, CANADA, AUSTRALIA, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF APPLICABLE LAWS OR REGULATIONS

ADO Properties S.A. Published Offer Document for the Voluntary Takeover of ADLER Real Estate AG

- Acceptance Period Starts Today -

February 7, 2020

Following the approval of the offer document by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht), ADO Properties S.A. (“ADO Properties”) announces the start of the acceptance period for the voluntary tender offer for all outstanding shares in ADLER Real Estate Aktiengesellschaft (“ADLER”). The acceptance period starts today, February 7, 2020, and ends on March 6, 2020. As previously announced, ADO Properties is offering 0.4164 new ADO Properties shares for each tendered ADLER share, based on the September 30, 2019 EPRA NAVs per share for both companies.

ADO Properties has secured shareholder support from major shareholders of ADLER – including, inter alia, the Co-CEO of ADLER, Tomas de Vargas Machuca – by entering into irrevocable undertakings of up to approx. 52.2% of ADLER’s shares subject to certain conditions.

Thierry Beaudemoulin, CEO of ADO Properties: “The combination has a compelling strategic rationale, bringing together highly complementary portfolios concentrated in attractive cities and regions across Germany. The voluntary tender offer for ADLER is the first step in creating a significant German residential real estate company, ideally positioned to provide a solution to the growing housing shortage in Germany by utilizing its attractive development pipeline to build new affordable homes. The strong support for this deal from more than half of ADLER’s shareholders underscores the expectation that together, these companies can create greater value for shareholders in the future.”

ADLER shareholders will receive the instruction for participation from their custodian bank.

During the acceptance period, ADO Properties will publish regular updates of the acceptance ratio in accordance with the legal requirements. After the announcement of results, the additional acceptance period will commence, which is expected to end on March 25, 2020. Further information on the voluntary tender offer can be found in the offer document which is available on ADO Properties’ website under the following links:

English Version:

https://www.ado.properties/websites/ado/English/1500/takeover-offer-ado-properties-s_a_-_-adler-real-estate-aktiengesellschaft.html

German Version:

https://www.ado.properties/websites/ado/German/1500/uebernahmeangebot-ado-properties-s_a_-_-adler-real-estate-aktiengesellschaft.html

In addition, the offer document is available free of charge at BNP Paribas Securities Services S.C.A., Zweigniederlassung Frankfurt, Europa-Allee 12, 60327 Frankfurt am Main, Germany and can be requested by fax to +49 69 1520 5277 or by email to frankfurt.gct.operations@bnpparibas.com (by providing a complete address or email address).

Contact Investor Relations:

T +352 278 456 710

F +352 203 015 00

E ir@ado.properties

Important information

This announcement is neither an offer to purchase nor a solicitation to purchase ADO Properties or ADLER shares. The terms and conditions of the voluntary tender offer, as well as further provisions concerning the voluntary tender offer, are published in the offer document which publication has been permitted by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Investors and holders of ADLER shares are strongly recommended to read the offer document and all other documents in connection with the offer as they contain important information.

Subject to the exceptions described in the offer document and any exceptions granted by the relevant regulatory authorities, an offer is not being made directly or indirectly, in or into those jurisdictions where to do so would constitute a violation pursuant to the laws of such jurisdiction.

The ADO Properties shares that are intended to be transferred to ADLER shareholders as consideration (“Offer Shares”) have not been, and will not be, registered under the United States Securities Act of 1933, as amended (“Securities Act”), or under any of the applicable securities laws of any state, district or other jurisdiction of the United States of America. The Offer Shares may not be offered, sold or delivered, directly or indirectly, to ADLER shareholders located in the United States of America (“U.S. Shareholders”), or to agents, nominees, trustees, custodians or other persons acting for the account or benefit of U.S. Shareholders, unless registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state securities laws of the United States. The Offer Shares will be offered in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The offer is not subject to the ‘U.S. tender offer rules’ contained in Regulation 14D under the United States Securities Exchange Act of 1934, as amended (“Exchange Act”), and is being made with respect to U.S. Shareholders in reliance on exemptions provided by Rule 14d-1(c) under the Exchange Act. As a result, the offer is made in accordance with the applicable regulatory, disclosure and procedural requirements under German law, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable under United States domestic tender offer procedures and law.

Holders of securities in ADLER should be aware that ADO Properties reserves the right, to the extent permissible under applicable law or regulation, and in accordance with German market practice, to purchase, or conclude agreements to purchase, ADLER shares, directly or indirectly, outside of the scope of the offer, before, during or after the acceptance or further acceptance period. This applies to other securities that are directly convertible into, exchangeable for, or exercisable for ADLER shares. These purchases may be completed via the stock exchange at market prices or outside the stock exchange at negotiated conditions. Any information on such purchases will be disclosed as required by law or regulation in Germany or any other relevant jurisdiction.

The transaction described in this announcement involves the securities of Luxembourg and German companies. Information distributed in connection with the transaction is subject to the disclosure requirements of the Federal Republic of Germany, which are different from those of the United States. The financial information included or incorporated by reference in the offer document has been prepared in accordance with accounting standards in Luxembourg or Germany, as applicable, that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for shareholders to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since ADO Properties and ADLER are each located in a non-U.S. jurisdiction and their respective officers and board members are residents of non-U.S. jurisdictions. Holders of securities in ADO Properties and ADLER may not be able to rely on having recourse to provisions for the protection of investors in any jurisdiction other than the provisions of Luxembourg or Germany, as applicable. Holders of securities in ADO Properties and ADLER may not be able to sue ADO Properties, ADLER or their respective officers and board members in court in Luxembourg or Germany, as applicable, for violations of the U.S. securities laws. It may be difficult to compel ADO Properties, ADLER or any of their respective affiliates to subject themselves to a U.S. court’s judgment.

If any announcements contain forward-looking statements, such statements do not represent facts and are characterized by the words ‘will’, ‘expect’, ‘believe’, ‘estimate’, ‘intend’, ‘contemplate’, ‘aim’, ‘assume’ or similar expressions. Such statements express the intentions, opinions or current expectations and assumptions of ADO Properties and the persons acting together with ADO Properties. Such forward-looking statements are based on current plans, estimates and forecasts which ADO Properties and the persons acting together with ADO Properties have made to the best of their knowledge, but which do not claim to be correct in the future. Forward-looking statements are subject to risks and uncertainties that are difficult to predict and usually cannot be influenced by ADO Properties or the persons acting together with ADO Properties. It should be kept in mind that the actual events or consequences may differ materially from those contained in or expressed by such forward-looking statements.